Filed Pursuant to Rule 433

Registration Statement No. 333-180273

Final Term Sheets for the Notes

The Export-Import Bank of Korea

Final Term Sheet for US$1,000,000,000 2.25% Notes due 2020 (the “2020 Notes”)

January 12, 2015

Issuer	The Export-Import Bank of Korea

Issue Currency	U.S. Dollar (US$)

Issue Size	US$1,000,000,000

Maturity Date	January 21, 2020

Settlement Date	On or about January 21, 2015, which will be the sixth business day following the date of this final term sheet. If you wish to trade the 2020 Notes on the date of this final term sheet or the next two succeeding business days, because the Notes will initially settle in T+6, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.

Interest Rate	2.25% per annum (first interest payment will be made on July 21, 2015 and thereafter payable semi-annually)

Day Count	30/360 (interest on the 2020 Notes will accrue from January 21, 2015)

Interest Payment Dates	January 21 and July 21 of each year, commencing on July 21, 2015. If any Interest Payment Date or the Maturity Date falls on a day that is not a business day (as defined below), then payment will not be made on such date but will be made on the next succeeding day that is a business day, with the same force and effect as if made on the Interest Payment Date or the Maturity Date (as the case may be), and no interest shall be payable in respect of such delay. The term “business day” as used herein means a day other than a Saturday, a Sunday, or any other day on which banking institutions in The City of New York, London or Seoul are authorized or required by law or executive order to remain closed.

Public Offering Price	99.821%

Gross Proceeds	US$998,210,000

Underwriting Discounts	0.30%

Net Proceeds (after deducting underwriting discounts but not estimated expenses)	US$995,210,000

Denominations	US$200k/1k

CUSIP	302154 BS7

ISIN	US302154BS76

Common Code	116557762

Format	The 2020 Notes will be registered with the U.S. Securities and Exchange Commission.

Listing	Application will be made to the Singapore Exchange Securities Trading Limited for the listing and quotation of the 2020 Notes.

Governing Law	New York

Joint Bookrunners and Lead Managers	Barclays Bank PLC, Citigroup Global Markets Inc., Deutsche Bank AG, Singapore Branch, The Hongkong and Shanghai Banking Corporation Limited, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and The Royal Bank of Scotland plc

Joint Lead Managers	Barclays Bank PLC, Citigroup Global Markets Inc., Deutsche Bank AG, Singapore Branch, The Hongkong and Shanghai Banking Corporation Limited, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, The Royal Bank of Scotland plc and Samsung Securities Co., Ltd.

Fiscal Agent	The Bank of New York Mellon

The Export-Import Bank of Korea

Final Term Sheet for US$1,250,000,000 2.875% Notes due 2025 (the “2025 Notes”)

January 12, 2015

Issuer	The Export-Import Bank of Korea

Issue Currency	U.S. Dollar (US$)

Issue Size	US$1,250,000,000

Maturity Date	January 21, 2025

Settlement Date	On or about January 21, 2015, which will be the sixth business day following the date of this final term sheet. If you wish to trade the 2025 Notes on the date of this final term sheet or the next two succeeding business days, because the Notes will initially settle in T+6, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.

Interest Rate	2.875% per annum (first interest payment will be made on July 21, 2015 and thereafter payable semi-annually)

Day Count	30/360 (interest on the 2025 Notes will accrue from January 21, 2015)

Interest Payment Dates	January 21 and July 21 of each year, commencing on July 21, 2015. If any Interest Payment Date or the Maturity Date falls on a day that is not a business day (as defined below), then payment will not be made on such date but will be made on the next succeeding day that is a business day, with the same force and effect as if made on the Interest Payment Date or the Maturity Date (as the case may be), and no interest shall be payable in respect of such delay. The term “business day” as used herein means a day other than a Saturday, a Sunday, or any other day on which banking institutions in The City of New York, London or Seoul are authorized or required by law or executive order to remain closed.

Public Offering Price	99.483%

Gross Proceeds	US$1,243,537,500

Underwriting Discounts	0.30%

Net Proceeds (after deducting underwriting discounts but not estimated expenses)	US$1,239,787,500

Denominations	US$200k/1k

CUSIP	302154 BT5

ISIN	US302154BT59

Common Code	116557835

Format	The 2025 Notes will be registered with the U.S. Securities and Exchange Commission.

Listing	Application will be made to the Singapore Exchange Securities Trading Limited for the listing and quotation of the 2025 Notes.

Governing Law	New York

Joint Bookrunners and Lead Managers	Barclays Bank PLC, Citigroup Global Markets Inc., Deutsche Bank AG, Singapore Branch, The Hongkong and Shanghai Banking Corporation Limited, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and The Royal Bank of Scotland plc

Joint Lead Managers	Barclays Bank PLC, Citigroup Global Markets Inc., Deutsche Bank AG, Singapore Branch, The Hongkong and Shanghai Banking Corporation Limited, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, The Royal Bank of Scotland plc and Samsung Securities Co., Ltd.

Fiscal Agent	The Bank of New York Mellon

These Final Term Sheets should be read in conjunction with the prospectus dated August 1, 2014, as supplemented by the preliminary prospectus supplement dated January 12, 2015 (the “Preliminary Prospectus Supplement”), relating to the Notes. All references to the “Notes” herein and in the Preliminary Prospectus Supplement are to the 2020 Notes and the 2025 Notes, collectively. Capitalized terms used but not defined herein have the meanings given to them in the Preliminary Prospectus Supplement.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents free of charge by visiting EDGAR on the Website of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-877-858-5407.

The most recent prospectus can be accessed through the following link:

http://www.sec.gov/Archives/edgar/data/873463/000119312515007174/d845675d424b5.htm

ANY DISCLAIMER OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.

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